Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Reports Third Quarter 2016 Results; Provides New,
 Post-Acquisition Segment Reporting

Highlights
●	Third quarter U.S. GAAP earnings breakeven vs. 32 cents in 2015; third quarter comparable earnings per diluted share of 96 cents vs. $1.10 in 2015, due to a higher year-over-year share count and tax rate

●	Solid global beverage and aerosol can demand and contribution from the Rexam acquisition drove a 36 percent increase in comparable operating results

●	Aerospace contracted backlog exceeded $1.4 billion at the end of third quarter, a 129 percent increase since the beginning of 2016

●	Company announces plans to close acquired Charlotte, North Carolina, regional support center in 2017

●	Company reaffirms long-term financial guidance and synergy targets

BROOMFIELD, Colo., Nov. 3, 2016 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, breakeven net earnings attributable to the corporation and earnings per diluted share for the third quarter 2016 (including the net effect of after-tax charges of $171 million, or 96 cents per diluted share for business consolidation, debt refinancing and other non-comparable costs) on sales of $2.8 billion, compared to $45 million of net earnings attributable to the corporation, or 32 cents per diluted share (including the net effect of after-tax charges of $110 million, or 78 cents per diluted share for business consolidation costs, economic hedging losses, and debt refinancing and other costs), on sales of $2.1 billion in the third quarter of 2015. Results for the first nine months of 2016 were net earnings attributable to the corporation of $210 million, or $1.35 per diluted share, on sales of $6.6 billion compared to $226 million, or $1.60 per diluted share, on sales of $6.2 billion for the first nine months of 2015.
Comparable earnings per diluted share for the third quarter and year-to-date 2016 were 96 cents and $2.61, respectively, versus third quarter and year-to-date 2015 comparable earnings per diluted share of $1.10 and $2.67, respectively. Earnings per share figures for 2016 reflect the impact of higher shares issued for the acquisitions of Rexam and Latapack-Ball.
    During the third quarter of 2016, Ball realigned its operating segments as a result of the Rexam transaction. The company has retrospectively adjusted prior period amounts to conform to the current segment presentation; comparable operating results prior to June 30, 2016, exclude the effects of the Rexam transaction. Details of comparable segment earnings, business consolidation activities and other non-comparable costs, as well as descriptions of the company's new business segments, can be found in the notes to the unaudited

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

condensed consolidated financial statements that accompany this news release. The company's unaudited condensed statements of cash flows will be provided in the company's Form 10‑Q expected to be filed by November 9, 2016.
"After successfully navigating the initial integration of the Rexam transaction, including the wind down of its corporate headquarters, a detailed review of its overall business and the anticipated cash outflows related to the recent transactions, our comparable third quarter results were right in line with our expectations. In addition to our solid packaging segment results, our record aerospace contracted backlog further bolsters the momentum we are seeing in our company and the opportunity set in front of us," said John A. Hayes, chairman, president and chief executive officer. "The acquisition integration is progressing smoothly, our long-term financial goals are progressing on schedule and our value-capture workstreams are on target to deliver approximately $150 million of synergies in 2017 with the full amount of at least $300 million expected by the end of 2019."

Beverage Packaging, North and Central America
Beverage packaging, North and Central America, comparable segment earnings in the third quarter 2016 were $145 million on sales of $1.1 billion, compared to $109 million on sales of $818 million in the third quarter 2015. For the first nine months, comparable segment operating earnings were $356 million on sales of $2.7 billion, compared to $316 million on sales of $2.5 billion during the same period in 2015.
Third quarter and year-to-date segment revenues and earnings benefitted from the additional operations from the Rexam acquisition and continued strength in beer, non-alcoholic and specialty can demand in the U.S. and Mexico, as well as improved manufacturing performance in the legacy business.

Beverage Packaging, South America
Beverage packaging, South America, comparable segment earnings in the third quarter 2016 were $60 million on sales of $318 million, compared to $14 million on sales of $134 million in the third quarter 2015. For the first nine months, comparable segment operating earnings were $100 million on sales of $577 million, compared to $43 million on sales of $407 million during the same period in 2015.
In South America, third quarter and year-to-date revenues and earnings were higher due to the inclusion of operations from the Rexam acquisition. Overall industry demand was relatively flat due to economic conditions in Brazil and Argentina, though beverage cans gained traction in the third quarter relative to other substrates due largely to solid specialty can demand in the beer category.

Beverage Packaging, Europe
Beverage packaging, Europe, comparable segment earnings in the third quarter 2016 were $72 million on sales of $687 million, compared to $61 million on sales of $450 million in the third quarter 2015. For the first nine months, comparable segment operating earnings were $184 million on sales of $1.5 billion, compared to $150 million on sales of $1.3 billion during the same period in 2015.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

Comparable segment earnings were higher in the third quarter and year-to-date due to inclusion of operations from the Rexam acquisition. Overall industry demand was up slightly led by solid demand for beer and specialty containers across continental Europe. In addition, strong demand in Russia favorably impacted third quarter results.
As part of the divestment in Europe, Ball retained a contract to provide certain customer volumes in Spain. The company today announced that it will begin construction of a two-line, aluminum beverage can manufacturing facility near Madrid with the vast majority of capacity secured under this long-term customer contract. The plant will be operational in 2018 and produce multiple can sizes to support this contract and further growth in the region.

Food and Aerosol Packaging
Food and aerosol packaging comparable segment earnings in the third quarter 2016 were $31 million on sales of $329 million, compared to $31 million on sales of $372 million in the third quarter 2015. For the first nine months, comparable segment operating earnings were $84 million on sales of $911 million, compared to $89 million on sales of $1 billion during the same period in 2015.
During the third quarter, segment volumes declined upper-single digits due to a weaker salmon catch and lower seasonal food can volumes in our system. Tinplate aerosol volumes were roughly flat year-over-year while aluminum impact extruded aerosol volumes grew mid-single digits. Management remains focused on repositioning steel cutting, coating and end-making capabilities across Ball's existing U.S. manufacturing footprint, as well as managing the overall cost structure of our tinplate business.

Aerospace
Aerospace comparable quarterly segment earnings in the third quarter 2016 were $24 million on sales of $204 million, compared to $21 million on sales of $204 million in the third quarter 2015. For the first nine months, comparable segment operating earnings were $61 million on sales of $577 million, compared to $61 million on sales of $648 million during the same period in 2015.
Contracted backlog grew to more than $1.4 billion at the end of third quarter; more than double the year-end 2015 level. Ball's existing technologies and value-added approach continue to align with our customers' interests. The labor base supporting these important contracts continues to grow and should result in progressively higher quarter-on-quarter revenues going forward.

Outlook
    "Our post-close detailed review of the Rexam business yielded no substantive changes to our initial assumptions, and our 2017 through 2019 financial goals laid out on our second quarter earnings call require no update. Year-end 2016 net debt is tracking toward $7 billion following anticipated third quarter, acquisition-related cash outflows," said Scott C. Morrison, senior vice president and chief financial officer.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

    "We continue to make progress toward our integration and synergy capture goals and I could not be more proud of our team. Ball's EVA ownership mindset continues to chart our course to deliver improved financial performance in 2016 and beyond," Hayes said. "We are fully executing upon our integration and rationalization plans as evidenced by the closure of the acquired Charlotte, North Carolina, regional support center targeted in 2017. We plan to make future announcements regarding other actions at the appropriate time."

About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,700 people worldwide and reported pro forma 2015 sales of $11.0 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details
Ball Corporation (NYSE: BLL) will announce its third quarter 2016 earnings on Thursday, Nov. 3, 2016, before trading begins on the New York Stock Exchange. At 9 a.m. Mountain time on that day (11 a.m. Eastern), Ball will hold its regular quarterly conference call on the company's results and performance. The North American toll-free number for the call is 800‑684‑8124. International callers should dial 303‑223‑2682. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/4ehzvo3r/lan/en

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on Nov. 3, 2016, until 11 a.m. Mountain time on Nov. 10, 2016. To access the replay, call 800‑633‑8284 (North American callers) or 402‑977‑9140 (international callers) and use reservation number 21818372. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10‑K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

# # #

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Condensed Financial Statements (Third Quarter 2016)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2016	2015	2016	2015

Net sales	$2,815	$2,097	$6,600	$6,192

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,338)	(1,690)	(5,351)	(5,026)
Depreciation and amortization	(147)	(72)	(299)	(212)
Selling, general and administrative	(135)	(107)	(348)	(340)
Business consolidation and other activities	(79)	(152)	(319)	(138)
	(2,699)	(2,021)	(6,317)	(5,716)

Earnings before interest and taxes	116	76	283	476

Interest expense	(80)	(38)	(159)	(107)
Debt refinancing and other costs	(2)	(21)	(108)	(86)
Total interest expense	(82)	(59)	(267)	(193)
Earnings before taxes	34	17	16	283
Tax (provision) benefit	(38)	31	191	(48)
Equity in results of affiliates, net of tax	7	2	6	3
Net earnings	3	50	213	238

Less net earnings attributable to noncontrolling interests	(3)	(5)	(3)	(12)

Net earnings attributable to Ball Corporation	$-	$45	$210	$226

Earnings per share:
Basic	$-	$0.32	$1.37	$1.64
Diluted	$-	$0.32	$1.35	$1.60

Weighted average shares outstanding (000s):
Basic	174,564	137,337	152,878	137,409
Diluted	177,702	140,858	156,088	141,141

Condensed Financial Statements (Third Quarter 2016)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2016	2015

Assets
Current assets
Cash and cash equivalents	$645	$244
Receivables, net	1,789	1,098
Inventories, net	1,418	876
Other current assets	252	165
Total current assets	4,104	2,383
Property, plant and equipment, net	4,440	2,547
Goodwill	5,211	2,204
Intangible assets, net	2,046	200
Other assets	1,259	393

Total assets	$17,060	$7,727

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$373	$283
Payables and other accrued liabilities	2,570	1,997
Total current liabilities	2,943	2,280
Long-term debt	7,724	2,879
Other long-term liabilities	2,573	1,325
Shareholders' equity	3,820	1,243

Total liabilities and shareholders' equity	$17,060	$7,727

Notes to the Condensed Financial Statements (Third Quarter 2016)

1. Business Segment Information

During the third quarter of 2016, Ball made certain segment realignments as a result of the Rexam acquisition and sale of a portion of Ball's existing beverage packaging businesses and select beverage can assets of Rexam (the Divestment Business) to align with how Ball now manages its businesses. Ball has retrospectively adjusted prior period amounts to conform to the current segment presentation. Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the five reportable segments outlined below:

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe: Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Food and aerosol packaging: Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell steel food, aerosol, paint and general line containers, as well as extruded aluminum aerosol containers and aluminum slugs.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of non-reportable segments in Asia Pacific, Africa, Middle East and Asia that manufacture and sell metal beverage containers; undistributed corporate expenses; intercompany eliminations; and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam which are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

The accounting policies of the segments are the same as those in the unaudited condensed consolidated financial statements. A discussion of the company's critical and significant accounting policies can be found in Ball's annual report.

Notes to the Condensed Financial Statements (Third Quarter 2016)

1. Business Segment Information (continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2016	2015	2016	2015

Net sales
Beverage packaging, North and Central America	$1,076	$818	$2,653	$2,466
Beverage packaging, Europe	687	450	1,522	1,310
Beverage packaging, South America	318	134	577	407
Food and aerosol packaging	329	372	911	1,012
Aerospace	204	204	577	648
Reportable segment sales	2,614	1,978	6,240	5,843
Other	201	119	360	349
Net sales	$2,815	$2,097	$6,600	$6,192

Comparable operating earnings
Beverage packaging, North and Central America	$145	$109	$356	$316
Beverage packaging, Europe	72	61	184	150
Beverage packaging, South America	60	14	100	43
Food and aerosol packaging	31	31	84	89
Aerospace	24	21	61	61
Reportable segment comparable operating earnings	332	236	785	659
Reconciling items
Other (a)	(21)	(8)	(67)	(45)
Business consolidation and other activities	(79)	(152)	(319)	(138)
Amortization of acquired Rexam intangibles	(33)	-	(33)	-
Cost of sales associated with Rexam inventory step-up	(83)	-	(83)	-
Earnings before interest and taxes	116	76	283	476
Interest expense	(80)	(38)	(159)	(107)
Debt refinancing and other costs	(2)	(21)	(108)	(86)
Total interest expense	(82)	(59)	(267)	(193)
Earnings before taxes	34	17	16	283
Tax (provision) benefit	(38)	31	191	(48)
Equity in results of affiliates	7	2	6	3
Net earnings	3	50	213	238
Less net earnings attributable to noncontrolling interests	(3)	(5)	(3)	(12)
Net earnings attributable to Ball Corporation	$-	$45	$210	$226

(a)
Includes undistributed corporate expenses, net of $43 million and $17 million for the third quarter of 2016 and 2015 respectively, and $78 million and $69 million for the first nine months of 2016 and 2015, respectively.

Notes to the Condensed Financial Statements (Third Quarter 2016)

2. Non-Comparable Items

	Announcement	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Date	2016	2015	2016	2015

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Rexam transaction related costs (1)	Feb. 2015	$(2)	$-	$(3)	$-
Bristol facility closure costs (2)	Jul. 2015	(3)	(20)	(4)	(20)
Individually insignificant items		(1)	-	(5)	(1)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (3)	Jun. 2016	(10)	-	(10)	-
Amortization of acquired Rexam intangibles (4)	Jun. 2016	(6)	-	(6)	-
Total beverage packaging, North and Central America		(22)	(20)	(28)	(21)

Beverage packaging, South America
Business consolidation and other activities
Rexam transaction related costs (1)	Feb. 2015	(2)	-	(11)	-
Individually insignificant items		(4)	-	(4)	-
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (3)	Jun. 2016	(20)	-	(20)	-
Amortization of acquired Rexam intangibles (4)	Jun. 2016	(9)	-	(9)	-
Total beverage packaging, South America		(35)	-	(44)	-

Beverage packaging, Europe
Business consolidation and other activities
Rexam transaction related costs (1)	Feb. 2015	-	-	(7)	-
Asset impairment (5)	Jun. 2015	-	-	-	(5)
Individually insignificant items		(10)	(2)	(12)	(4)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (3)	Jun. 2016	(46)	-	(46)	-
Amortization of acquired Rexam intangibles (4)	Jun. 2016	(15)	-	(15)	-
Total beverage packaging, Europe		(71)	(2)	(80)	(9)

Food and aerosol packaging			-		-
Weirton facility closure costs (6)	Feb. 2016	(3)	-	(14)	-
Individually insignificant items	Mar. 2016	(1)	-	(7)	(1)
Total food and aerosol packaging		(4)	-	(21)	(1)

Aerospace individually insignificant items		-	-	-	1

Other
Business consolidation and other activities
Rexam transaction related costs (1)	Feb. 2015	(33)	(129)	(289)	(105)
Currency exchange gain (loss) for restricted cash, intercompany loans and 2020, 2023 euro senior notes (7)	Dec. 2015	22	-	(174)	-
Rexam acquisition related compensation arrangements (8)	Jun. 2016	(35)	-	(106)	-
Gain on sale of business (9)	Jun. 2016	(3)	-	328	-
Individually insignificant items		(4)	(1)	(11)	(3)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (3)	Jun. 2016	(7)	-	(7)	-
Amortization of acquired Rexam intangibles (4)	Jun. 2016	(3)	-	(3)	-
Total other		(63)	(130)	(262)	(108)

Total business consolidation and other activities		(79)	(152)	(319)	(138)
Total other non-comparable items		(116)	-	(116)	-
Total non-comparable items		(195)	(152)	(435)	(138)

Notes to the Condensed Financial Statements (Third Quarter 2016)

2. Non-Comparable Items (continued)

	Announcement	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Date	2016	2015	2016	2015

Tax effect on business consolidation and other activities		13	57	299	48
Tax effect on other non-comparable items		14	-	14	-
Individually insignificant items		-	(2)	-	(4)
Total tax effect		27	55	313	44
Total non-comparable items, net of tax		$(168)	$(97)	$(122)	$(94)

Debt Refinancing and Other Costs:
Interest expense on 3.5% and 4.375% senior notes (10)	Dec. 2015	$-	$-	$(49)	$-
Economic hedge - interest rate risk (1)	Feb. 2015	-	(15)	(20)	(10)
Refinancing of bridge and revolving credit facilities (11)	Mar. 2016	-	-	(30)	(5)
Amortization of unsecured, committed bridge facility financing fees (12)	Feb. 2015	-	(6)	(7)	(13)
Redemption of 6.75% and 5.75% senior notes, due September 2020 and May 2021, respectively, and refinance of senior credit facilities (13)	Feb. 2015	-	-	-	(58)
Individually insignificant items		(2)	-	(2)	-
Total debt refinancing and other costs		(2)	(21)	(108)	(86)
Tax effect on debt refinancing and other costs		(1)	8	33	29
Total debt refinancing and other costs, net of tax		$(3)	$(13)	$(75)	$(57)

(1)	During the first three quarters of 2016 and first three quarters of 2015, the company recorded charges for professional services and other costs associated with the June 30, 2016 acquisition of Rexam.

Also during the first three quarters of 2016 and first three quarters of 2015, the company recorded gains and losses associated with financial instruments purchased to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the Rexam acquisition purchase price and purchased derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances to pay the cash portion of the Rexam acquisition purchase price.

(2)
During the third quarter of 2015, the company announced the planned closure of the company's beverage packaging end-making facility in Bristol, Virginia, which ceased production in the second quarter of 2016. The closure will realign end-making capacities in North America to position the company to meet customer demand. Charges have been comprised of severance, pension and other employee benefits, as well as other individually insignificant items.

(3)	During the third quarter of 2016, the company recorded cost of sales associated with the step-up in value of inventory acquired from Rexam.

(4)	During the third quarter of 2016, the company recorded amortization expense for customer relationships and other intangible assets identified as part of the Rexam acquisition.

(5)	During the second quarter of 2015, the company recorded charges for the write down of property held for sale.

(6)
During the first quarter of 2016, the company announced the closure of its food and aerosol packaging flat sheet production and end-making facility in Weirton, West Virginia, which will cease production in early 2017. Charges have been comprised of employee severance and benefits, facility shutdown costs, and asset impairment and disposal costs.

(7)
During the first three quarters of 2016, the company recorded net foreign currency exchange losses from the revaluation of foreign currency denominated restricted cash, and intercompany loans related to the cash component of the Rexam acquisition purchase price, the sale of the Divestment Business and the revaluation of the euro-denominated debt issuances in December 2015 (see Note 10 below).

(8)	During the second and third quarter of 2016, the company incurred charges associated with long term incentive and other compensation arrangements associated with the Rexam acquisition.

(9)
The sale of the Divestment Business was completed immediately after the Rexam acquisition on June 30, 2016, for $3.42 billion, subject to customary closing adjustments. During the first nine months of 2016, a gain of $328 million has been recorded in connection with the sale of the assets and liabilities of Ball's divested packaging businesses.

Notes to the Condensed Financial Statements (Third Quarter 2016)

2. Non-Comparable Items (continued)

(10)
During the first two quarters of 2016, the company recorded interest expense associated with the $1 billion of 4.375 percent senior notes and €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. In July 2016 Ball used the net proceeds to fund a portion of the cash component of the purchase price in connection with the acquisition of Rexam.

(11)
In March 2016, the company entered into a new $4.1 billion senior secured credit facility which includes a multicurrency revolving facility, a Term A U.S. dollar loan and a Term A euro loan, all maturing in 2021. These facilities replaced the company's existing revolving credit facility and the unsecured, committed bridge facilities that were entered into in February 2015. In July 2016 Ball used the net proceeds from the Term A U.S. dollar loan and the Term A euro loan to fund a portion of the cash component of the Rexam acquisition purchase price.

(12)
During the first quarter of 2016 and first nine months of 2015, the company recorded charges for the amortization of deferred financing costs associated with the £3.3 billion unsecured, committed bridge facility, entered into in February 2015, in connection with the proposed Rexam acquisition purchase price.

(13)
In February 2015, the company entered into a new $3 billion revolving credit facility to: 1) replace its existing revolving credit facility, 2) repay its Term C loan, 3) repay the outstanding balance on the existing revolving credit facility, 4) redeem the 2020 and 2021 senior notes and 5) repay the existing private placement debt of Rexam upon closing of the acquisition of Rexam.

During the first quarter of 2015, the company recorded charges for the write-off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and repayment of the Term C loan.

Notes to the Condensed Financial Statements (Third Quarter 2016)

3. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures - Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings and Comparable Net Earnings - Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other items, Comparable Operating Earnings is earnings before interest, taxes and business consolidation costs and other items, and Comparable Net Earnings is earnings before business consolidation costs and other non-comparable costs after-tax. We use Comparable EBITDA, Comparable Operating Earnings and Comparable Net Earnings internally to evaluate the company's operating performance.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2016	2015	2016	2015

Net earnings attributable to Ball Corporation	$-	$45	$210	$226
Add: Business consolidation and other activities	79	152	319	138
Add: Amortization of acquired Rexam intangibles	33	-	33	-
Add: Cost of sales associated with Rexam inventory step-up	83	-	83	-
Add: Debt refinancing and other costs	2	21	108	86
Add: Tax effect on above items	(26)	(63)	(346)	(73)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$171	$155	$407	$377
Per diluted share before above transactions	$0.96	$1.10	$2.61	$2.67

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2016	2015	2016	2015

Net earnings attributable to Ball Corporation	$-	$45	$210	$226
Add: Net earnings attributable to noncontrolling interests	3	5	3	12
Net earnings	3	50	213	238
Less: Equity in results of affiliates, net of tax	(7)	(2)	(6)	(3)
Add: Tax provision (benefit)	38	(31)	(191)	48
Earnings (loss) before taxes	34	17	16	283
Add: Total interest expense	82	59	267	193
Earnings before interest and taxes	116	76	283	476
Add: Business consolidation and other activities	79	152	319	138
Add: Amortization of acquired Rexam intangibles	33	-	33	-
Add: Cost of sales associated with Rexam inventory step-up	83	-	83	-
EBIT before above transactions (Comparable Operating Earnings)	$311	$228	$718	$614